Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is dated as of August 9, 2010 (the “Execution Date”) and effective as of January 1, 2011 (the “Effective Date”), by and between Equity One, Inc (the “Company”), a Maryland corporation, and Jeffrey Olson (“Executive”).
RECITALS
The Company believes that Executive’s services will continue to be integral to the success of the Company. The Company wishes to retain the services of Executive and expects that Executive’s contribution to the growth of the Company will be substantial. The Company desires to provide for the employment of Executive on terms that will reinforce and encourage Executive’s attention and dedication to the Company. Executive is willing to commit himself to serve the Company, on the terms and conditions provided below.
Executive is currently employed by the Company pursuant to a certain First Amended And Restated Employment Agreement (as simultaneously herewith being amended, the “2006 Employment Agreement”), effective as of September 5, 2006, which agreement by its terms will, unless extended or renewed, expire on December 31, 2010. Subject to the earlier termination of the 2006 Employment Agreement pursuant to the terms thereof, the Company desires to continue to employ Executive from and after the Effective Date on the terms and conditions set forth in this Agreement, and subject to the earlier termination of the 2006 Employment Agreement pursuant to the terms thereof, Executive desires to be so employed.
IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
AGREEMENT
     1. Employment. Subject to the earlier termination of the 2006 Employment Agreement pursuant to the terms thereof, the Company hereby agrees to employ Executive from and after the Effective Date, and subject to the earlier termination of the 2006 Employment Agreement pursuant to the terms thereof, Executive hereby agrees to such employment, on the terms and conditions hereinafter set forth.
     2. Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) shall commence on the Effective Date and shall continue through December 31, 2014 or such earlier date on or as of which this Agreement or Executive’s employment hereunder is terminated in accordance with the terms hereof. Subject to this Agreement or Executive’s employment hereunder being terminated in accordance with the terms hereof prior to December 31, 2014, this Agreement and the Employment Period automatically shall be renewed for successive one-year periods thereafter, unless either party gives the other party prior written notice at least six months before the expiration of the Employment Period of that party’s intent to allow the Employment Period and this Agreement to expire.

     3. Position and Duties.
          (a) Chief Executive Office. From the Effective Date and thereafter during the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall report solely and directly to the Chairman of the Board and to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties normally associated with the position of a Chief Executive Officer and such other powers and duties as the Chairman of the Board or the Board properly may prescribe, provided that such other powers and duties are consistent with Executive’s position as Chief Executive Officer. Executive shall devote his full business time, attention and energies to the Company’s affairs as are necessary to fully perform his duties for the Company (other than absences due to illness or vacation).
          (b) Director. During the Employment Period, the Company agrees to nominate Executive as a member of the Board for each successive term and use reasonable good faith effort to cause Executive to be elected as a member of the Board, including, without limitation, recommending Executive to be elected as a member of the Board in the proxy statement distributed to stockholders regarding the election of members of the Board; provided, however, that the Company’s obligations under the foregoing provisions of this Section 3(b) shall no longer apply if Executive has been removed from the Board pursuant to Section 5.8 of the Company’s charter (or under any similar future provision under the Company’s charter) or has not been elected to the Board at a prior annual meeting of shareholders for the election of members to the Board.
     4. Place of Performance. The principal place of employment of Executive shall be at the Company’s corporate offices in New York, New York.
     5. Compensation and Related Matters.
          (a) Salary. During the Employment Period, the Company shall pay Executive an annual base salary of not less than $975,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Company may not decrease Executive’s Base Salary during the Employment Period.
          (b) Annual Bonus. The Board’s compensation committee (the “Compensation Committee”) shall review Executive’s performance at least annually following each calendar year of the Employment Period and cause the Company to award Executive such cash bonus (“Bonus”) as the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. Subject to the penultimate sentence of this Section 5(b), the amount of Executive’s Bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall depend on, among other things, the Company’s achievement of certain performance levels established from time to time by the Compensation Committee (such performance levels, as from time to time established by the Compensation Committee, the “Performance Levels”), which may (in the sole and absolute discretion of the Compensation Committee) include, without limitation, growth of earnings, funds from operations per share of Company stock, earnings per share of Company stock and Executive’s performance and contribution to increasing the funds from operations. The amount of the Bonus payable to Executive for any calendar year of the Employment Period shall not exceed the Base Salary of Executive for such calendar year, and it is anticipated that the Performance Levels will be set for each calendar year of the Employment Period so that Executive can reasonably be expected to earn a Bonus for such calendar year in an amount equal to fifty percent (50%) of the Base Salary of Executive for such calendar year. The Company shall pay any Bonus to Executive on or before March 15th of the calendar year following the calendar year to which such Bonus relates.
          (c) Restricted Stock.
               (i) Effective on the Execution Date, the Company shall grant to Executive, under an equity compensation plan of the Company, one hundred sixteen thousand four hundred and eighty-two (116,482) shares of the Company’s restricted stock. Ten thousand one hundred and twenty-one (10,121) of those shares of the Company’s restricted stock so granted to Executive shall vest on the Effective Date if either Executive is then employed hereunder by the Company or such shares otherwise vest pursuant to the terms of this Agreement; fifty-three thousand one hundred and eighty-one (53,181) of those shares of the Company’s restricted stock so granted to Executive shall vest on December 31, 2012 if either Executive is then employed hereunder by the Company (the shares of the Company’s restricted stock that would so vest if Executive is employed hereunder by the Company on December 31, 2012 are hereinafter referred to as the “First Tranche Shares”) or such shares otherwise vest pursuant to the terms of this Agreement, and the remaining fifty-three thousand one hundred and eighty (53,180) of those shares of the Company’s restricted stock so granted to Executive shall vest on December 31, 2014 if either Executive is then employed hereunder by the Company (the shares of the Company’s restricted stock that would so vest if Executive is employed hereunder by the Company on December 31, 2014 are hereinafter referred to as the “Second Tranche Shares” and the First Tranche Shares and Second Tranche Shares are hereinafter referred to collectively as the “Non-Contingent Shares”) or such shares otherwise vest pursuant to the terms of this Agreement. Executive shall not be entitled to receive on or with respect to any shares of the Company’s restricted stock granted and issued pursuant to this Section 5(c)(i) any regular quarterly cash dividends that are declared by the Board and payable or distributable to the Company’s stockholders of record prior to the Effective Date or to vote any of such shares prior to the Effective Date, but (notwithstanding that such shares of the Company’s restricted stock have not vested) Executive shall be entitled to receive with respect to such shares (a) any special or extraordinary dividend or distribution (including, without limitation, any securities issued or distributed to the Company’s stockholders of record on or after the Execution Date in connection with any stock split, recapitalization, stock exchange, merger, combination or other reorganization or similar transaction) to the Company’s stockholders of record on or after the Execution Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter and (b) any regular quarterly cash dividends to the Company’s stockholders of record on or after the Effective Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter. The grant of shares of the Company’s restricted stock made by the Company pursuant to this Section 5(c)(i) is hereinafter referred to as the “Non-Contingent Grant.”

               (ii) Effective on the Execution Date, the Company shall grant to Executive, under an equity compensation plan of the Company, five hundred eighty-two thousand four hundred and twelve (582,412) shares of the Company’s restricted stock. All of such shares of the Company’s restricted stock shall vest on December 31, 2014, if both (A) Executive is then employed hereunder by the Company and (B) the Primary Benchmark (as hereinafter determined) has been achieved for the period from the Effective Date through December 31, 2014; and one-half (1/2) of such shares of the Company’s restricted stock shall vest on December 31, 2014, if both (Y) Executive is then employed hereunder and (Z) the Secondary Benchmark (as hereinafter determined) has been achieved for the period from the Effective Date through December 31, 2014. Alternatively, some or all of such shares of the Company’s restricted stock may vest as otherwise provided in this Agreement. Executive shall not be entitled to receive on or with respect to any shares of the Company’s restricted stock granted and issued pursuant to this Section 5(c)(ii) any regular quarterly cash dividends that are declared by the Board and payable or distributable to the Company’s stockholders of record prior to the Effective Date or to vote any of such shares prior to the Effective Date, but (notwithstanding that such shares of the Company’s restricted stock have not vested) Executive shall be entitled to receive with respect to such shares (a) any special or extraordinary dividend or distribution (including, without limitation, any securities issued or distributed to the Company’s stockholders of record on or after the Execution Date in connection with any stock split, recapitalization, stock exchange, merger, combination or other reorganization or similar transaction) to the Company’s stockholders of record on or after the Execution Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter and (b) any regular quarterly cash dividends to the Company’s stockholders of record on or after the Effective Date and through the last day of the Employment Period and, if such shares of the Company’s restricted stock have become vested, thereafter. The grant of shares of the Company’s restricted stock made by the Company pursuant to this Section 5(c)(ii) is hereinafter referred to as the “Contingent Grant.”
               (iii) Simultaneously with the execution and delivery of this Agreement and in consideration of the award of shares of the Company’s restricted stock under Section 5(c)(i), Executive is agreeing to amend the terms of his existing award of shares of the Company’s restricted stock in order to extend the vesting of that award in the manner provided in a First Amendment to Amended And Restated Employment Agreement and Restricted Stock Agreement, dated as of August 9, 2010.
               (iv) For purposes of the foregoing and the other provisions of this Agreement, the following terms shall have the following respective meanings:
               “Basket of Comparables” means an investment that is comprised of $10,000 invested in the shares of common stock or other equity interests of each of the Peer Companies (as hereinafter defined) (assuming such investment were made on the Effective Date based upon the Market Value of such shares of common stock or other equity interests as of the Effective Date),

               “Company Investment” means an investment that is comprised of $10,000 invested in shares of the Company’s common stock (assuming such investment were made on the Effective Date based upon the Market Value of such shares of common stock as of the Effective Date).
               “Peer Companies” means Federal Realty Investment Trust, Developers Diversified Realty Corp., Kimco Realty Corporation, Weingarten Realty Investors and Regency Centers Corporation (provided, however, that, if prior to the end of any period for which the IRR of a Peer Investment is to be determined, any such entity should merge, cease doing business or otherwise, in the reasonable discretion of the Compensation Committee, no longer represent a peer or comparable company to the Company, the Compensation Committee may remove such entity from the Peer Companies and may (in the reasonable discretion of the Compensation Committee), but shall not be obligated to, substitute for such entity a company that in its reasonable discretion is a peer or comparable company to the Company or to such removed entity).
               “IRR of a Company Investment” means, for any specified period, the annual internal rate of return, on a compounded basis, of an investment in a Company Investment during such specified period, inclusive of any dividends (if any) declared and paid during such specified period on shares of the Company’s common stock comprising such Company Investment and with the value of the shares of common stock comprising such Company Investment as of the end of such specified period being determined on the basis of the Market Value thereof as of the last day of such specified period.
               “IRR of a Peer Investment” means, for any specified period, the annual internal rate of return, on a compounded basis, of an investment in the Basket of Comparables during the such specified period, inclusive of any dividends (if any) declared and paid during such specified period on shares of common stock or other equity interests comprising the Basket of Comparables and with the value of the shares of common stock or other equity interests comprising the Basket of Comparables as of the end of such specified period being determined on the basis of the Market Value thereof as of the last day of such specified period.
               “Market Value” of a share of common stock or any other equity interest as of any date means the average closing price of such share of common stock or other equity interest on the principal stock exchange on which such share of common stock or other equity interest is listed and traded during the ten (10) trading days immediately preceding such date.
               “Primary Benchmark” shall be deemed to have been achieved for any specified period if both (I) the IRR of a Company Investment for such specified period equals or exceeds nine percent (9%) and (II) the IRR of a Company Investment for such specified period is at least 300 basis points in excess of the IRR of a Peer Investment (as hereinafter defined) for such specified period.

               “Secondary Benchmark” shall be deemed to have been achieved for any specified period if both (I) the IRR of a Company Investment for such specified period equals or exceeds six percent (6%) and (II) the IRR of a Company Investment for such specified period is at least 150 basis points in excess of the IRR of a Peer Investment for such specified period.
          (d) Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him in the discharge of his duties hereunder, including travel expenses, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any frequent flyer miles or points and similar benefits provided by hotels, credit card companies and others received by Executive in connection with his business travel shall be retained by Executive for his personal use. The Company shall provide Executive with credit cards for the payment of business expenses issued either in the name of the Company with Executive as authorized user or in the name of Executive for the account of the Company, and balances thereon (to the extent they include charges for business expenses for which Executive is entitled to reimbursement under the first sentence of this Section 5(d)) shall be payable by the Company. Executive shall maintain detailed records of such expenses in such form as the Company may reasonably request and shall provide such records to the Company no less frequently than monthly.
          (e) Vacation; Illness. Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s senior executive officers, but in no event less than three (3) weeks annually. Executive shall be entitled to take up to 30 days of sick leave per year; provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute “Cause” for termination under the terms of this Agreement.
          (f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his wife and dependents to the extent provided therein and subject to their qualifying therefor) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than generally provided for its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other employee benefit, perquisite, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs generally maintained from time to time by the Company on terms no less favorable than generally provided for its senior executives. For purposes of clarification and removal of doubt, Chaim Katzman shall not be deemed to be a senior executive of the Company.
          (g) Automobile. The Company shall provide, at its cost, Executive with a suitable automobile for his business use, including all related maintenance, repairs, insurance and other costs. Such automobile may also be used by Executive (and any one authorized by Executive, including family members) for personal use at no cost to Executive (except as may be required pursuant to Internal Revenue Service rules).

          (h) Home Office. The Company shall provide, at its cost, Executive with cellular telephones and, at Executive’s home, with office furniture, business telephone lines and related telephone equipment, a computer and related peripherals, high speed Internet access, a copy machine, a facsimile machine and any other reasonably necessary office equipment. The parties recognize that the cellular telephones and home office equipment and services are necessary for Executive to perform his duties hereunder. The Company recognizes and agrees that Executive (and any one authorized by Executive, including family members) shall be permitted to use the cellular telephones and home office equipment and services for personal use at no cost to Executive.
          (k) No Hedging. In consideration for his entitlement to receive incentive compensation as provided herein in the form of options and/or shares of the Company’s restricted stock, Executive agrees that neither he nor any of his designees shall be permitted to (I) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities that (a) have been granted to Executive by the Company as part of the compensation of Executive or (b) are held, directly or indirectly, by Executive or (II) engage in any Disclosable Activity. As used herein, “Disclosable Activity” means, as of any time, any conduct or activity (exclusive, however, of the purchase or other acquisition of any of the Company’s securities or the sale or other disposition of any of the Company’s securities) with respect to which the Company at or as of such time would be required, pursuant to the Securities Exchange Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any rule or regulation adopted or promulgated under either such Act, to make disclosure if Executive (or any designee of Executive) were to engage in such conduct or activity or if Executive (or any designee of Executive) were permitted to engage in such conduct or activity.
     6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
          (c) Without Cause. The Company shall have the right to terminate Executive’s employment for any reason or for no reason, which termination shall be deemed to be without Cause unless made for any of the reasons specified in Section 6(d), and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (d) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s:
               (i) Breach of any material provisions of this Agreement;
               (ii) Conviction of a felony, capital crime or any crime involving moral turpitude, including, but not limited to, crimes involving illegal drugs; or
               (iii) Willful misconduct that is materially economically injurious to the Company or to any Company Affiliate (as defined below).
For purposes of this Section 6(d), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or Company Affiliate; provided, however, that the willful requirement outlined in paragraph (iii) above shall be deemed to have occurred if Executive’s action or non-action continues for more than ten (10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall not be grounds for a termination for Cause. For purposes of this Agreement, “Company Affiliate” means as any entity in control of, controlled by or under common control with the Company or in which the Company owns a material amount of common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity in which the Company owns any common or preferred stock or interest.
Cause shall not exist under paragraph (i) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive and any other officer or employee of the Company for purposes of determining such majority) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (i) or (iii) above and specifying the particulars thereof in reasonable detail. However, in the case of conduct described in paragraph (i) above, Cause will not be considered to exist unless (a) Executive is given notice of such breach and (b) if such breach can reasonably be cured within thirty (30) days, such breach has, within thirty (30) days after the date of such notice, been cured to the satisfaction of the Board or, if such breach cannot reasonably be cured within such 30-day period, Executive has promptly commenced to cure such breach, has thereafter diligently taken all appropriate steps to cure such breach as quickly are reasonably practical and has cured such breach within sixty (60) days after the date of such notice, all to the satisfaction of the Board. In the event a final determination is made by a court of competent jurisdiction that the Company’s termination of Executive under this Section 6(d) does not meet the definition of Cause, Executive will be deemed to have been terminated by the Company without Cause.
          (e) Change in Control. For purposes of this Agreement, a “Change in Control” means:

               (i) Consummation by the Company of (A) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, other than a reorganization, merger or consolidation or other transaction that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent immediately after such transaction more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of the surviving company, (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company;
               (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided (A) that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or (B) any individual appointed to the Board by the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
               (iii) The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of more than 26% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, or (B) any person, entity or “group” that as of the Effective Date beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) a Controlling Interest of the Company or any affiliate of such person, entity or “group.”
Executive acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, a Change in Control shall not be deemed to have occurred for purposes of this Agreement if, after the consummation of any of the events described in the definition of a Change in Control, Chaim Katzman remains Chairman of the Board of the Successor Employer (as hereinafter defined) and if Gazit, Inc. and its affiliates own in the aggregate 33% or more of the outstanding voting securities of the Successor Employer. For purposes of this Agreement, the term “Successor Employer” shall mean the Company, the reorganized, merged or consolidated Company (or the successor thereto), or the acquiror (through merger or otherwise) of all or substantially all of the assets of the Company, as the case may be.
          (f) Resignation Other Than For Good Reason. Executive shall have the right to resign his employment hereunder by providing the Company with a Notice of Termination, as provided in Section 7. Any termination pursuant to this Section 6(f) shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

          (g) Resignation For Good Reason. Executive shall have the right to resign his employment hereunder for Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to resign his employment hereunder upon:
               (i) the material breach by the Company of any of its agreements set forth herein and the failure of the Company to correct such breach within thirty (30) days after the receipt by the Company of written notice from Executive specifying in reasonable detail the nature of such breach;
               (ii) any substantial or material diminution of Executive’s responsibilities, including, without limitation, reporting responsibilities and/or title; or
               (iii) the failure of the Board to nominate him, and recommend his election to the Company’s stockholders, to the Board, unless Executive has been removed from the Board pursuant to Section 5.8 of the Company’s charter (or under any similar future provision under the Company’s charter) or has not been elected to the Board at a prior annual meeting of shareholders for the election of members to the Board.
     7. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) during the Employment Period, except termination due to Executive’s death pursuant to Section 6(a), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that states the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so stated. Any Notice of Termination given by Executive shall be deemed a resignation by Executive as an officer and employee of the Company and as a member of the Board; provided, however, that the Board may, in its sole and absolute discretion, waive such resignation.
          (b) Date of Termination. The effective date of any termination of Executive’s employment by the Company or by Executive (whether by resignation or otherwise) (the “Date of Termination”) shall be (i) if Executive’s employment is terminated by his death, the date of his death, and (ii) if Executive’s employment is terminated for any other reason by the Company or by Executive (whether by resignation or otherwise), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

     8. Compensation Upon Termination or During Disability. If Executive experiences a Disability or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8, Executive must have resigned as a director, trustee, officer and employee of the Company and all of its subsidiaries and as a member of any committee of the board of directors of the Company and its subsidiaries of which he is a member and must have executed and delivered to the Company a release of both the Company and its Affiliates in the form attached hereto as Exhibit A. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination and, except as expressly set forth in this Agreement, shall not be entitled to any other payments or benefits on account of or with respect to any such termination. Notwithstanding anything contained herein to the contrary, Executive’s right to receive any termination payments hereunder and to receive any other benefit or consideration upon the termination of this Agreement or his employment hereunder (including, without limitation, the vesting of any unvested stock options or unvested restricted stock granted to Executive), and the Company’s obligation to make such termination payments or to provide any such other benefit or consideration, is subject to the lapse (without revocation) of any revocation period provided for in the release referred to above.
          (a) Disability; Death. During any period that Executive fails to perform his duties hereunder as a result of a Disability, Executive shall continue to receive his full Base Salary set forth in Section 5(a) and his full Bonus as set forth in Section 5(b) until his employment is terminated pursuant to Section 6(b). In addition, if on or after the Effective Date Executive’s employment is terminated for Disability pursuant to Section 6(b) or due to Executive’s death pursuant to Section 6(a), then the following shall apply.
               (i) The Company shall pay to Executive or his estate, as the case may be, a lump sum payment as soon as practicable following the Date of Termination equal to (A) his unpaid Base Salary and accrued vacation pay through the Date of Termination and (B) continued Base Salary through the earlier to occur of the one hundred and twentieth (120th) day following the Termination Date or December 31, 2014.
               (ii) All unvested stock options granted to Executive prior to the Date of Termination that would have vested during the 90-day period following the Termination Date and in any event on or prior to December 31, 2014 shall fully vest as of the Date of Termination.
               (iii) If the Termination Date is on or prior to December 31, 2012, the First Tranche Fraction (as hereinafter defined) of the First Tranche Shares and the Second Tranche Fraction (as hereinafter defined) of the Second Tranche Shares shall vest as of the Date of Termination. If the Termination Date is after December 31, 2012, the Second Tranche Fraction of the Second Tranche Shares shall vest as of the Date of Termination. As used in this Section 8(a), “First Tranche Fraction” means a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from the Effective Date through the Date of Termination and the denominator of which it seven hundred and thirty (730) and “Second Tranche Fraction” means a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from the Effective Date through the Date of Termination and the denominator of which it one thousand four hundred and sixty-one (1,461).

               (iv) A portion, equal to the product of the Applicable Contingent Fraction (as hereinafter defined) times the Benchmark Fraction (as hereinafter defined), of any shares of the Company’s restricted stock that have been granted to Executive pursuant to the Contingent Grant and that are unvested as of the Date of Termination shall vest as of the Date of Termination. As used in this Section 8(a),
“Applicable Contingent Fraction” means, with respect to any shares of the Company’s restricted stock that have been granted to Executive pursuant to the Contingent Grant, a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from the Effective Date through the Date of Termination and the denominator of which it one thousand four hundred and sixty-one (1,461), and
“Benchmark Fraction” means: (i) if the Primary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one (1); (ii) if the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one-half (1/2); or (iii) if neither the Primary Benchmark nor the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, zero (0).
               (v) All other unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company (with it being agreed and understood, for avoidance of doubt, that, if the 2006 Employment Agreement is terminated pursuant to the terms thereof prior to the Effective Date, none of the shares of the Company’s restricted stock that are granted and issued under this Agreement as part of the Non-Contingent Grant or the Contingent Grant will be or become vested and all of such shares of the Company’s restricted stock will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company).
               (vi) During the 90-day period following the Date of Termination or, if earlier, through December 31, 2014, the Company shall maintain in full force and effect, for the continued benefit of Executive (if employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive (if employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall not be obligated to pay or incur in excess of $30,000 per annum (pro rated for any period less that a year) in so arranging to provide Executive (if employment is terminated for Disability) and Executive’s spouse and dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs.

               (vii) The Company shall reimburse Executive or his estate, as the case may be, pursuant to Section 5(d), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.
               (viii) Executive or his estate or named beneficiaries shall be entitled to such other rights, compensation and/or benefits as may be due to Executive or his estate or named beneficiaries in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (vii), the provisions of such clauses shall supersede and govern).
          (b) Termination By Company Without Cause, Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason, then the following shall apply.
               (i) The Company shall pay to Executive his unpaid Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.
               (ii) The Company shall pay to Executive as soon as practicable following the Date of Termination a lump-sum payment equal to the lesser of (A) an amount equal to Executive’s then current Base Salary for the balance of the Employment Period without giving effect to an earlier termination of the Employment Period or this Agreement based on the termination of Executive’s employment or (B) an amount equal to Executive’s average annual Bonus, if any, for the three most recently completed calendar years plus two (2) times Executive’s then current Base Salary (provided, however, that, if a Change in Control shall have occurred within twelve (12) months prior to the Date of Termination, the amount provided for in this clause (B) shall be increased to an amount equal to Executive’s average annual Bonus, if any, for the three most recently completed calendar years plus two and nine-tenths (2.9) times Executive’s then current Base Salary).
               (iii) All unvested stock options granted to Executive prior to the Date of Termination that would have vested on or prior to December 31, 2014 shall fully vest as of the Date of Termination.
               (iv) All of the Non-Contingent Shares (to the extent they have not previously vested) shall vest as of the Date of Termination.

               (v) A portion, equal to the product of the Applicable Contingent Fraction (as hereinafter defined) times the Benchmark Fraction (as hereinafter defined), of any shares of the Company’s restricted stock that have been granted to Executive pursuant to the Contingent Grant and that are unvested as of the Date of Termination shall vest as of the Date of Termination. As used in this Section 8(b),
“Applicable Contingent Fraction” means, with respect to any shares of the Company’s restricted stock that have been granted to Executive pursuant to the Contingent Grant, a fraction (which shall not be greater than one (1)), the numerator of which is the number of days that have elapsed from the Effective Date through the end of the Continuation Period (as hereinafter defined) and the denominator of which is one thousand four hundred and sixty-one (1,461), and
“Benchmark Fraction” means: (i) if the Primary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one (1); (ii) if the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, one-half (1/2); or (iii) if neither the Primary Benchmark nor the Secondary Benchmark has been achieved for the period from the Effective Date through the Date of Termination, zero (0).
               (vi) All other unvested stock options and unvested shares of the Company’s restricted stock granted to Executive prior to the Date of Termination will not vest and will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company (with it being agreed and understood, for avoidance of doubt, that, if the 2006 Employment Agreement is terminated pursuant to the terms thereof prior to the Effective Date, none of shares of the Company’s restricted stock that are granted and issued, or would be granted and issued, under this Agreement will be or become vested and all of such shares of the Company’s restricted stock will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company).
               (vii) During the Continuation Period the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (subject to their qualifying therefor) the medical, hospitalization, dental and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that, if Executive, his spouse or his dependents (subject to their qualifying therefor) cannot continue to participate in the Company programs providing such benefits, the Company shall (subject to the next following sentence) arrange to provide Executive, his spouse and his dependents (subject to their qualifying therefor) with the economic equivalent of such benefits that they otherwise would have been entitled to receive under such plans and programs. The Company shall not be obligated to pay or incur in excess of $30,000 per annum (pro rated for any period less that a year) in so arranging to provide Executive, his spouse and his dependents with the economic equivalent of such benefits that they otherwise would have been entitled (subject to their qualifying therefor) to receive under such plans and programs.

               (viii) The Company shall reimburse Executive, pursuant to Section 5(d), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination.
               (ix) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) through (viii), the provisions of such clauses shall supersede and govern).
For the purposes of this Section 8(b), “Continuation Period” means the period beginning on the Date of Termination and ending on the second (2nd) anniversary of the Date of Termination or, if earlier, December 31, 2014; provided, however, that, if a Change in Control shall have occurred within twelve (12) months prior to the Date of Termination, the “Continuation Period” means the period beginning on the Date of Termination and ending on the third (3rd) anniversary of the Date of Termination or, if earlier, December 31, 2014.
          (c) Termination by the Company for Cause or By Executive Other Than For Good Reason. If Executive’s employment is terminated by the Company for Cause or on account of Executive’s resignation other than for Good Reason, then the following shall apply:
               (i) The Company shall pay Executive his unpaid Base Salary and, to the extent required by law or the Company’s vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination.
               (ii) The Company shall reimburse Executive, pursuant to Section 5(d), for reasonable expenses incurred by Executive, but not reimbursed, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds.
               (iii) Executive shall be entitled to such other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company (provided, however, that, to the extent that any such agreement, plan or program makes provision with respect to any of the matters referred to in the foregoing clauses (i) and (ii) and clause (iv) below, the provisions of such clauses shall supersede and govern).
               (iv) All unvested stock options and unvested shares of the Company’s restricted stock granted to Executive will be forfeited, returned to the Company and, at the Company’s election, may be cancelled by the Company.

Notwithstanding anything to the contrary contained in this Section 8 or elsewhere in this Agreement, to the extent the Company has any obligation hereunder to maintain, for the continued benefit of Executive, his spouse and/or his dependents, any medical, hospitalization, dental and/or life insurance programs or to arrange to provide Executive, his spouse and/or his dependents with the economic equivalent of such benefits, such obligation shall (except to the extent prohibited under applicable law) immediately cease and terminate with respect to any such programs or benefits that are provided or available to Executive, his spouse and/or his dependents; and Executive (or, in the event of his death, his estate or legal representative) shall forthwith advise the Company in writing as soon as any such programs or benefits are provided or available to Executive, his spouse and/or his dependents.
          (d) Bonus. If the termination of Executive’s employment hereunder occurs after the end of any calendar year of the Company for which a Bonus is payable to Executive pursuant to Section 5(b) above and Executive’s termination occurs prior to the date such Bonus is paid for such calendar year, Executive (or his estate, as the case may be) shall be entitled to payment of such Bonus that is earned for such calendar year without regard to whether Executive’s termination of employment precedes the date such Bonus is payable pursuant to the terms of this Agreement.
          (e) Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Section 8, or any other amount that may become due to Executive after termination of employment, is subject to Section 409A of the Internal Revenue Code of 1986 (“Code”), as amended, and that Executive is a “specified employee,” as defined in Code Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate the provisions of Code Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment, together with interest at the rate of five percent (5%) per annum beginning with the date one day after the Date of Termination until the date of payment.
          (f) Expiration of This Agreement. For the avoidance of doubt, the parties confirm that, upon the expiration of the Employment Period, the non-renewal of this Agreement or the termination of Executive’s employment hereunder for any reason or for no reason shall not be considered a termination by Company without Cause or termination by Executive for Good Reason, and Executive shall not be entitled to any termination payments as a consequence thereof.
     9. Repayment By Executive. Executive acknowledges and agrees that the bonuses and other incentive-based or equity-based compensation received by him from the Company, and any profits realized from the sale of securities of the Company, are subject to the forfeiture and clawback requirements set forth in the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations, under the circumstances set forth therein. If any such forfeiture or clawback is required pursuant to the Sarbanes-Oxley Act of 2002 or other applicable law, rule or regulation, then within thirty (30) days after notice thereof from the Company, Executive shall pay to the Company the amount required to be repaid or forfeited.

     10. Confidential Information; Ownership of Documents and Other Property.
          (a) Confidential Information. Without the prior written consent of the Company, except as may be required by law, Executive will not, at any time, either during or after his employment by the Company, directly or indirectly divulge or disclose to any person, entity, firm or association, including, without limitation, any future employer, or use for his own or others’ benefit or gain, any financial information, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including (but not by way of limitation) any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent Executive hereby agrees, to restrict him from dissemination or using any like information that is not readily available to the general public.
          (b) Information is Property of Company. All books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations or prospects of the Company, whether prepared by Executive or otherwise coming into Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of Executive’s employment or at the Company’s request at any time. Upon the expiration or termination of his employment, Executive will immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies) of every kind relating to or connected with the Company and its activities, business and customers.
     11. Restrictive Covenant; Notice of Activities.
          (a) Restricted Activities. During the Employment Period and for a period of one (1) year after the expiration or termination of Executive’s employment, whether by resignation or otherwise, (except if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or results from the non-renewal of this Agreement or failure of a Successor Employer to assume and be bound by this Agreement) Executive shall not, without the prior written consent of the Board, directly or indirectly, (i) enter into the employment of, render any services to, invest in, lend money to, engage, manage, operate, own or otherwise offer other assistance to, or participate in, as an officer, director, manager, employee, principal, proprietor, representative, stockholder, member, partner, associate, consultant or otherwise, any person or entity that competes, plans to compete or is considering competing with the Company in any business of the Company existing or proposed at the time Executive shall cease to perform services hereunder (a “Competing Entity”) in any state or with respect to any region of the United States, in either case in which the Company conducts material operations (defined as accounting for 10% or more of the Company’s revenue), or owns assets the value of which totals 10% or more of the total value of the Company’s assets, at any time during the term of this Agreement (collectively, the “Territory”); (ii) interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past or present or prospective relationship, contractual or otherwise, between the Company and any tenant, customer, supplier, sales representative, consultant or employee of the Company; (iii) directly or indirectly solicit for employment or attempt to employ, or assist any other person or entity in employing or soliciting for employment, either on a full-time or part-time or consulting basis, any employee (whether salaried or otherwise, union or non-union) of the Company who within one year of the time Executive ceased to perform services hereunder had been employed by the Company, or (iv) communicate with, solicit, accept business or enter into any business relationship with any person or entity who was a tenant or customer of the Company or any present or future tenant or customer of the Company (including, without limitation, tenants or customers previously or in the future generated or produced by Executive), in any manner that interferes with or disrupts or diminishes or might interfere with or might disrupt or diminish such tenant’s or customer’s relationship with the Company, or in an effort to obtain such tenant or customer as a tenant or customer of any person in the Territory. Notwithstanding the foregoing, Executive shall be permitted to own up to a five percent (5%) equity interest in a publicly traded Competing Entity.
          (b) Notice and Procedure. Executive shall, prior to accepting any employment or engagement with any person or entity, inform such person or entity in writing of his noncompetition obligations under this Agreement. Executive shall also inform the Company in writing of such prospective employment or engagement prior to accepting such employment or engagement. If the Company or the Executive has any concerns that any of Executive’s proposed or actual post-employment activities may be restricted by, or otherwise in violation of, this Section 11, such party shall notify the other party of such concerns and, prior to the Company commencing any action to enforce its rights under this Section 11 or Executive seeking a declaratory judgment with respect to his obligations under this Section 11, the Company and Executive shall meet and confer to discuss the prospective employment or engagement and shall provide the other party with an opportunity to explain why such prospective employment or engagement either does or does not violate this Section 11; provided, however, that Company’s obligations to give notice under this clause and to meet with Executive before commencing any action shall not apply if Executive has not provided notice before engaging in activities that Company reasonably believes violate this Section 11. Any such meeting shall occur within three business days of notice and may be held in person or by telephonic, video conferencing or similar electronic means.
     12. Violations of Covenants.
          (a) Injunctive Relief. Executive agrees and acknowledges (i) that the services to be rendered by him hereunder are of a special and original character that gives them unique value, (ii) that the provisions of Sections 10 and 11 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, (iii) that his violation of any of the covenants or agreements contained in this Agreement would cause irreparable injury to the Company, (iv) that the remedy at law for any violation or threatened violation thereof would be inadequate, and (v) that the Company shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies available to the Company. Executive hereby agrees that, in the event of any such violation, the Company shall be entitled to commence an action, suit or proceeding in any court of appropriate jurisdiction for any such preliminary and permanent injunctive relief and other equitable relief and shall not be required, as a condition to seeking or obtaining any such relief, to provide any bond or other surety, which Executive hereby expressly waives.

          (b) Enforcement. The Company and Executive recognize that the laws and public policies of the various states of the United States and the District of Columbia may differ as to the validity and enforceability of certain of the provisions contained herein. Accordingly, if any provision of this Agreement shall be deemed to be invalid or unenforceable, as may be determined by a court of competent jurisdiction, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.
     13.  Insurance.
          (a) Key Man Life Insurance. Executive agrees to facilitate the Company to purchase and maintain “Key Man Insurance” in an amount desired by the Company for the benefit of the Company and to reasonably cooperate with the Company and its designated insurance agent to facilitate the purchase and maintenance of such insurance.
          (b)  Life Insurance Policy for Executive. The Company shall provide Executive with a life insurance policy at the Company’s annual premium cost of $30,000 pursuant to which Executive shall designate the beneficiary(ies) thereunder, other than the Company.
     14. Successors; Binding Agreement.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require a Successor Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon and enforceable against, Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive or otherwise to his legal representatives or estate.

     15. Notice. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:	Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
Attention: General Counsel

With copies to:

The Chair of the Compensation Committee

and to

Herbert F. Kozlov, Esq.
Reed Smith LLP
599 Lexington Avenue
New York, New York 10022

To Executive:	Mr. Jeffrey Olson
Equity One, Inc.
1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179

With a Copy to:	Christopher J. Sues, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036-6569
or to such other address as either party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.
     16. Attorneys’ Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees and costs incurred by Executive in connection with the review, negotiation and execution of this Agreement. If either party is required to seek legal counsel to interpret or enforce the terms and provisions of this Agreement, the prevailing party in any action, suit or proceeding shall be entitled to recover reasonable attorneys’ fees and costs (including on appeal).

     17. Miscellaneous and Waiver of Jury Trial. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company or such waiver is set forth in writing and signed by the party to be charged therewith. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Except as herein otherwise provided, the respective rights and obligations of the parties hereunder of this Agreement shall survive the expiration or termination of Executive’s employment (whether by resignation or otherwise) and the expiration or termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.
     18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision or provisions contained in this Agreement shall be deemed illegal or unenforceable, the remaining provisions contained in this Agreement shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal or unenforceable provision or provisions were not contained in this Agreement, subject, however, to Section 12(b), which to the extent applicable shall supersede and govern.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of either party hereto in respect of such subject matter. For purposes of clarification and avoidance of any doubt, (a) notwithstanding anything contained herein to the contrary unless otherwise specifically provided herein, the terms and conditions of the Executive’s employment by the Company and termination (including payments upon termination) through December 31, 2010 and prior to the Effective Date are and shall continue to be governed by the terms and conditions set forth in the 2006 Employment Agreement, but thereafter the terms and conditions of Executive’s employment by the Company and termination (including payments upon termination) shall be governed by the terms and conditions of this Agreement, which terms and conditions shall, from and after the Effective Date, supersede and control and (b) notwithstanding anything contained herein to the contrary, if the 2006 Employment Agreement is terminated prior to the Effective Date in accordance with the terms thereof, (i) Executive’s entitlement to any payment on account of or with respect to such termination shall be governed solely by the terms of the 2006 Employment Agreement and (ii) the Company shall have no obligations or liabilities to the Chairman under or pursuant to this Agreement.

     21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.
     22. Insurance; Indemnity. Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies. Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue, any liability insurance coverage whatsoever for its executives. In addition, the Company shall enter into its standard indemnity agreement by which Company commits to indemnify a Company officer in connection with claims, suits or proceedings arising as a result of Executive’ service to the Company.
     23. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
[Remainder of this Page Intentionally left Blank]

The parties hereto have executed this Agreement effective as provided above.

EQUITY ONE, INC.
By:	/s/ Peter Linneman
	Name:	Peter Linneman
	Title:	Chair, Compensation Committee of the Board of Directors of Equity One, Inc.

/s/ Jeffrey Olson
JEFFREY OLSON

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